SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 25, 2004

IMPAC MORTGAGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-14100	33-0675505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Dove Street

Newport Beach, CA, 92660

(Address of principal executive offices including zip code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events

On May 25, 2004, Impac Mortgage Holdings, Inc. (the “Company”) entered into an underwriting agreement with Bear, Stearns & Co. Inc., Stifel, Nicolaus & Company, Incorporated, JMP Securities LLC, RBC Dain Rauscher Inc., Advest, Inc., and Flagstone Securities, LLC (collectively, the “Underwriters”), relating to the sale of 2,000,000 shares of 9.375% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (liquidation preference $25.00 per share) (the “Series B Preferred Stock”), and the granting of an over-allotment option for an additional 300,000 shares of Series B Preferred Stock to the Underwriters solely to cover over-allotments, if any. The offering is expected to close on May 28, 2004.

Dividends on the Series B Preferred Stock will be payable quarterly in arrears on or before March 31, June 30, September 30 and December 31 of each year, beginning on June 30, 2004. The shares of Series B Preferred Stock have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities. Holders of shares of Series B Preferred Stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events. The Company may not redeem the Series B Preferred Stock until May 28, 2009 except in limited circumstance to preserve the Company’s status as a real estate investment trust. On or after May 28, 2009, the Company may, at its option, redeem the Series B Preferred Stock in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends (whether or not declared), if any, to and including the redemption date.

The net proceeds to the Company are estimated to be approximately $48.3 million (or approximately $55.5 million if the Underwriters’ over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated expenses.

ITEM 7. Exhibits

(c) Exhibits

1.1	Underwriting Agreement, dated May 25, 2004, by and between Impac Mortgage Holdings, Inc., and Bear, Stearns & Co. Inc., Stifel, Nicolaus & Company, Incorporated, JMP Securities LLC, RBC Dain Rauscher Inc., Advest, Inc., and Flagstone Securities, LLC.

5.1	Legal Opinion of McKee Nelson LLP.

12.1	Computation of ratio of earnings to combined fixed charges and preferred stock dividends.

23.1	Consent of McKee Nelson LLP (contained in Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald M. Morrison
Ronald M. Morrison
General Counsel and Secretary

Date: May 25, 2004

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EXHIBIT INDEX

1.1	Underwriting Agreement, dated May 25, 2004, by and between Impac Mortgage Holdings, Inc., and Bear, Stearns & Co. Inc., Stifel, Nicolaus & Company, Incorporated, JMP Securities LLC, RBC Dain Rauscher Inc., Advest, Inc., and Flagstone Securities, LLC.

5.1	Legal Opinion of McKee Nelson LLP.

12.1	Computation of ratio of earnings to combined fixed charges and preferred stock dividends.

23.1	Consent of McKee Nelson LLP (contained in Exhibit 5.1).

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